Exhibit 99.1
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
Air Products Reports Fiscal 2009 Second Quarter Earnings
Access the Q2 earnings teleconference scheduled for 10:00 a.m. Eastern Time on April 22 by calling 719-325-4833 and entering passcode 3284943, or listen on the Web at:
http://www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.
LEHIGH VALLEY, Pa. (April 22, 2009) — Air Products (NYSE: APD) today reported income from continuing operations of $189 million, or diluted earnings per share (EPS) of $0.89 for its fiscal second quarter ended March 31, 2009. Income from continuing operations decreased 31 percent and diluted EPS from continuing operations decreased 29 percent from the prior year. Prior year results included a pension settlement charge of $0.08 per share, which is excluded from prior year comparisons.
Second quarter revenues of $1,955 million declined 23 percent on weaker volumes, unfavorable currency, and lower natural gas and raw material cost pass-through. Operating income of $260 million was down 31 percent from the prior year on weaker volumes and unfavorable currency.
John McGlade, chairman, president and chief executive officer, said, “The unprecedented deterioration in global manufacturing continued into our second quarter, as producers extended their holiday shutdowns. As expected, we saw weaker volumes, contributing to what we said would be our low point for our fiscal year. However, we were able to partially offset these declines with benefits from our cost and productivity actions.”
Second Quarter Segment Performance
•	Merchant Gases sales of $870 million declined 14 percent on unfavorable currency, weaker volumes across end-markets globally, and the impact of extended customer outages, partially offset by continued strong pricing. Operating income of $156 million declined 17 percent from the prior year on unfavorable currency and weaker volumes, partially offset by strong pricing and cost reduction.

•	Tonnage Gases sales of $625 million were down 28 percent, principally on lower natural gas and raw material cost pass-through and a stronger dollar, and to a lesser extent, weaker volumes, particularly in steel and chemical end-markets. Operating income of $98 million decreased 12 percent from the prior year on weaker volumes and unfavorable currency.

•	Electronics and Performance Materials sales of $332 million declined 41 percent and the segment saw an $11 million operating loss, driven by significantly lower volumes in Electronics due to further declines in semiconductor and liquid crystal display manufacturing. While Performance Materials volumes were impacted by pronounced weakness in coatings, autos and housing end-markets, the business remained profitable in the quarter.

•	Equipment and Energy sales of $128 million were up 22 percent on higher air separation unit activity. Operating income of $16 million increased 63 percent from the prior year on favorable cost performance.
Outlook
McGlade said, “In this economic environment, visibility is limited, and the business climate remains weak. We expect to see some seasonal volume pick up in Merchant Gases and Performance Materials, and a modest improvement in Electronics in the second half of our fiscal year. Our continued discipline and cost reduction actions will also further benefit earnings. Despite the challenging environment, we continue to pursue profitable growth opportunities serving energy, environmental and emerging markets.”
Air Products now expects third quarter EPS from continuing operations to be between $0.93 and $1.02 per share and full-year EPS from continuing operations to be between $3.85 and $4.05 per share. Given the lack of economic momentum, the company continues to look at additional cost actions that could result in a charge in its fiscal third quarter. This guidance excludes the impact of these potential cost reduction charges.
Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. Air Products had fiscal 2008 revenues of $10.4 billion, operations in over 40 countries, and 21,000 employees around the globe. For more information, visit www.airproducts.com.
NOTE: The information above contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this document regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation, continuing deterioration in economic and business conditions; weakening demand for the Company’s products, future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellations or postponement of projects and sales; asset impairments due to economic conditions or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or epidemic or a natural disaster;

charges related to current portfolio management and cost reduction actions; the success of implementing cost reduction programs and achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of new or changed environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting standards; and the timing and rate at which tax credits can be utilized and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2008 and Form 10-Q for the quarter ended December 31, 2008. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance. Presented below are reconciliations of reported GAAP results to non-GAAP measures.
CONSOLIDATED RESULTS

		Continuing Operations
	Q2		Q2	Q3		YTD
	Operating	Q2	Diluted	Diluted		Diluted
Millions of Dollars	Income	Income	EPS	EPS		EPS

2009 GAAP	$260.4	$189.3	$.89
2008 GAAP	348.6	259.8	1.18

% Change GAAP	(25)%	(27)%	(25)%

2008 GAAP	$348.6	$259.8	$1.18
Pension settlement	26.3	16.5	.08

2008 Non-GAAP Measure	$374.9	$276.3	$1.26

% Change Non-GAAP Measure	(31)%	(31)%	(29)%

2009 Forecast GAAP				$.93-$1.02	*	$3.30-$3.50 *
Global Cost Reduction Plan — Q1 charge				—		$.55

2009 Forecast Non-GAAP Measure				$.93-$1.02		$3.85-$4.05

*	This forecast excludes potential charges for future cost reduction plans and pension settlements.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Six Months Ended
	31 March		31 March
(Millions of dollars, except for share data)	2009	2008	2009	2008

SALES	$1,955.4	$2,542.7	$4,150.7	$4,950.1
Cost of sales	1,439.9	1,871.6	3,069.6	3,625.2
Selling and administrative	230.6	272.1	477.6	530.6
Research and development	29.6	34.3	62.8	64.6
Global cost reduction plan	—	—	174.2	—
Pension settlement	—	26.3	—	27.7
Other income, net	5.1	10.2	8.0	27.0

OPERATING INCOME	260.4	348.6	374.5	729.0
Equity affiliates’ income	27.0	42.4	51.5	67.7
Interest expense	30.0	38.9	66.5	79.7

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND MINORITY INTEREST	257.4	352.1	359.5	717.0
Income tax provision	66.5	87.8	73.6	184.3
Minority interest in earnings of subsidiary companies	1.6	4.5	6.6	10.6

INCOME FROM CONTINUING OPERATIONS	189.3	259.8	279.3	522.1
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	16.3	54.5	(5.1)	55.9

NET INCOME	$205.6	$314.3	$274.2	$578.0

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$.90	$1.22	$1.33	$2.45
Income (loss) from discontinued operations	.08	.26	(.02)	.26

Net Income	$.98	$1.48	$1.31	$2.71

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$.89	$1.18	$1.32	$2.37
Income (loss) from discontinued operations	.08	.25	(.03)	.25

Net Income	$.97	$1.43	$1.29	$2.62

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	209.6	212.3	209.5	213.6

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	212.3	219.2	212.2	220.8

DIVIDENDS DECLARED PER COMMON SHARE — Cash	$.45	$.44	$.89	$.82

Other Data from Continuing Operations:
Depreciation and amortization	$197.1	$217.1	$397.7	$428.1
Capital expenditures on a non-GAAP Basis (a)	352.8	315.6	685.7	639.3

(a)	See page 13 for reconciliation.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	31 March	30 September
(Millions of dollars)	2009	2008

ASSETS

CURRENT ASSETS
Cash and cash items	$79.7	$103.5
Trade receivables, less allowances for doubtful accounts	1,272.2	1,575.2
Inventories and contracts in progress	630.3	655.7
Prepaid expenses	172.2	107.7
Other receivables and current assets	396.6	349.4
Current assets of discontinued operations	45.4	56.6

TOTAL CURRENT ASSETS	2,596.4	2,848.1

INVESTMENT IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	756.5	822.6
PLANT AND EQUIPMENT, at cost	14,645.4	14,988.6
Less accumulated depreciation	8,235.3	8,373.8

PLANT AND EQUIPMENT, net	6,410.1	6,614.8

GOODWILL	811.2	928.1
INTANGIBLE ASSETS, net	215.0	289.6
NONCURRENT CAPITAL LEASE RECEIVABLES	527.1	505.3
OTHER NONCURRENT ASSETS	550.3	504.1
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	12.3	58.7

TOTAL ASSETS	$11,878.9	$12,571.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,307.1	$1,665.6
Accrued income taxes	34.2	87.0
Short-term borrowings and current portion of long-term debt	645.8	451.4
Current liabilities of discontinued operations	9.2	8.0

TOTAL CURRENT LIABILITIES	1,996.3	2,212.0

LONG-TERM DEBT	3,456.6	3,515.4
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	952.8	1,049.2
DEFERRED INCOME TAXES	707.6	626.6
NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS	.8	1.2

TOTAL LIABILITIES	7,114.1	7,404.4

MINORITY INTEREST IN SUBSIDIARY COMPANIES	126.7	136.2

TOTAL SHAREHOLDERS’ EQUITY	4,638.1	5,030.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,878.9	$12,571.3

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	31 March
(Millions of dollars)	2009	2008

OPERATING ACTIVITIES
Net income	$274.2	$578.0
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	397.7	428.1
Impairment of long-lived assets	32.1	—
Impairment of long-lived assets of discontinued operations	48.7	—
Gain on sale of discontinued operations	—	(88.9)
Deferred income taxes	41.8	34.6
Undistributed earnings of unconsolidated affiliates	(35.0)	(42.6)
Loss on sale of assets and investments	6.6	.9
Share-based compensation	30.1	33.0
Noncurrent capital lease receivables	(52.9)	(118.5)
Pension and other postretirement costs	52.2	82.8
Other adjustments	(85.3)	(89.1)
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	166.3	(153.3)
Inventories	(41.7)	(36.6)
Contracts in progress	11.0	75.9
Other receivables	(17.7)	10.2
Payables and accrued liabilities	(257.6)	(100.2)
Other working capital	(116.8)	16.8

CASH PROVIDED BY OPERATING ACTIVITIES (a)	453.7	631.1

INVESTING ACTIVITIES
Additions to plant and equipment	(615.8)	(522.2)
Acquisitions, less cash acquired	(1.6)	(.6)
Investment in and advances to unconsolidated affiliates	(.1)	—
Proceeds from sale of assets and investments	25.0	14.2
Proceeds from sale of discontinued operations	.9	327.5
Change in restricted cash	40.7	(132.3)
Other investing activities	—	(18.6)

CASH USED FOR INVESTING ACTIVITIES	(550.9)	(332.0)

FINANCING ACTIVITIES
Long-term debt proceeds	114.3	461.1
Payments on long-term debt	(44.2)	(93.9)
Net increase in commercial paper and short-term borrowings	183.2	84.9
Dividends paid to shareholders	(184.3)	(163.4)
Purchase of treasury stock	—	(560.2)
Proceeds from stock option exercises	6.8	41.8
Excess tax benefit from share-based compensation/other	2.2	25.5

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	78.0	(204.2)

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Unaudited)

	Six Months Ended
	31 March
(Millions of dollars)	2009	2008

Effect of Exchange Rate Changes on Cash	(4.6)	3.4

Increase (Decrease) in Cash and Cash Items	(23.8)	98.3
Cash and Cash Items — Beginning of Year	103.5	40.5

Cash and Cash Items — End of Period	$79.7	$138.8

(a) Pension plan contributions	$153.5	$118.3

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars)
1. NEW ACCOUNTING STANDARDS
Effective 1 January 2009, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” SFAS No. 161 requires enhanced disclosures about how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how they affect an entity’s financial position, financial performance, and cash flows. This Statement only requires additional disclosure and did not have an impact on the Company’s consolidated financial statements. The disclosures will be included in the Company’s Form 10-Q filing.
The Company adopted the measurement date change of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” for its U.K. and Belgium pension plans as of 1 October 2008. SFAS No. 158 required the Company to change the measurement date for these plans from 30 June to 30 September (end of fiscal year). As a result of this change, pension expense and actuarial gains/losses for the three-month period ended 30 September 2008 were recognized as adjustments to retained earnings and Accumulated Other Comprehensive Income (AOCI), respectively. The after-tax charge to retained earnings was $8.1. AOCI was credited $35.8 for net actuarial gains on an after-tax basis. These adjustments only affected the balance sheet.
Effective 1 October 2008, the Company adopted SFAS No. 157, “Fair Value Measurements,” for financial assets and liabilities and any other assets and liabilities that are recognized and disclosed at fair value on a recurring basis. This Statement defines fair value, establishes a method for measuring fair value, and requires additional disclosures about fair value measurements. Financial Accounting Standards Board (FASB) Staff Position No. 157-2 delayed the adoption of SFAS No. 157 for other nonfinancial assets and liabilities until 1 October 2009 for the Company. The adoption of SFAS No. 157 did not impact the Company’s financial statements for assets and liabilities measured at fair value on a recurring basis.
2. GLOBAL COST REDUCTION PLAN
During the first quarter ended 31 December 2008, the Company announced a global cost reduction plan designed to lower its cost structure and better align its businesses to reflect rapidly declining economic conditions around the world. The results from continuing operations included a charge of $174.2 ($116.1 after-tax, or $.55 per share) for this plan. This charge included $120.0 for severance and pension-related costs. The Company will eliminate approximately 1,400 positions, or about seven percent of its global workforce. The reductions are targeted at reducing overhead and infrastructure costs, reducing and refocusing elements of the Company’s technology and business development spending, and lowering its plant operating costs. The remainder of the charge, $54.2, is for business exits and asset management actions. Assets held for sale were written down to net realizable value and an environmental liability of $16.0 was recognized. This environmental liability results from a decision to sell a production facility. The planned actions are expected to be substantially completed by the end of the first quarter of fiscal year 2010.
3. DISCONTINUED OPERATIONS
The U.S. Healthcare business, Polymer Emulsions business, and the High Purity Process Chemicals (HPPC) business have been accounted for as discontinued operations. The results of operations of these businesses have been removed from the results of continuing operations for all periods presented.

For additional historical information on these discontinued operations, refer to the Company’s 2008 annual report on Form 10-K.
U.S. Healthcare
In July 2008, the Board of Directors authorized management to pursue the sale of the U.S. Healthcare business. In 2008, the Company recorded a total charge of $329.2 ($246.2 after-tax, or $1.12 per share) related to the impairment/write-down of the net carrying value of the U.S. Healthcare business. In April 2009, the Company signed a contract to divest approximately half of its remaining U.S. Healthcare business and expects to conclude the sale of the remaining portions of this business in 2009.
In the first quarter of 2009, based on additional facts, the Company recorded an impairment charge of $48.7 ($30.9 after-tax, or $.15 per share) reflecting a revision in the estimated net realizable value of the U.S. Healthcare business. Also, a tax benefit of $8.8, or $.04 per share, was recorded to revise the estimated tax benefit related to previously recognized impairment charges.
As a result of events occurring during the second quarter of 2009, which increased the Company’s ability to realize tax benefits associated with the impairment charges recorded in 2008, the Company recognized a one-time tax benefit of $16.7, or $.08 per share.
Additional charges may be recorded in future periods dependent upon the timing and method of ultimate disposition.
The operating results of the U.S. Healthcare business have been classified as discontinued operations and are summarized below:

	Three Months Ended		Six Months Ended
	31 March		31 March
	2009	2008	2009	2008

Sales	$43.9	$62.6	$92.1	$128.8

Income (loss) before taxes	$(1.0)	$(10.6)	$.1	$(19.1)
Income tax provision (benefit)	(.4)	(4.0)	—	(7.2)

Income (loss) from operations of discontinued operations	$(.6)	$(6.6)	$.1	$(11.9)
Impairment/write-down to estimated net realizable value, net of tax	16.9	—	(5.2)	—

Income (loss) from discontinued operations, net of tax	$16.3	$(6.6)	$(5.1)	$(11.9)

Polymer Emulsions Business
On 31 January 2008, the Company sold its Polymers Emulsions business to Wacker Chemie AG, its long-time joint venture partner. As part of the agreement, the Company received Wacker Chemie AG’s interest in the Elkton, Md. and Piedmont, S.C. production facilities and their related businesses plus cash proceeds of $258.2. The Company recognized a gain on the sale of $89.5 ($57.7 after-tax).
In the second quarter of 2008, the Polymer Emulsions business generated sales of $78.8 and income from operations, net of tax, of $3.3. For the six months ended 31 March 2008, sales were $230.0 and income from operations, net of tax, was $10.1.
HPPC Business
In the first quarter of 2008, the HPPC business generated sales of $22.9 and income from operations, net of tax, of $.2. The Company closed on the sale of its HPPC business on 31 December 2007.
4. CUSTOMER BANKRUPTCY
On 6 January 2009, a customer of the Company began operating under Chapter 11 bankruptcy protection. This company receives product principally from the Tonnage Gases segment. At 31 March 2009, the Company had outstanding net receivables with the customer of $37.3. Sales and operating income associated with this customer are not material to the Tonnage Gases segment’s results. At the present time, the Company does not expect any material charges related to long-term assets associated with this customer bankruptcy.
5. PENSION SETTLEMENT
A number of corporate officers and others who were eligible for supplemental pension plan benefits retired in fiscal years 2007 and 2008. The Company’s supplemental pension plan provides for a lump sum benefit payment option at the time of retirement, or for corporate officers six months after the participant’s retirement date. The Company recognizes pension settlements when payments exceed the sum of service and interest cost components of net periodic pension cost of the plan for the fiscal year. A settlement loss is recognized when the pension obligation is settled. Based on the timing of when cash payments were made, the Company recognized $26.3 and $27.7 in the three and six months ended 31 March 2008, respectively. The Company expects to recognize settlement charges in the second half of 2009.
6. SHARE REPURCHASE PROGRAM
On 20 September 2007, the Board of Directors authorized the repurchase of up to $1,000 of the Company’s outstanding common stock. During the six months ended 31 March 2009, the Company did not purchase any shares under this authorization. At 31 March 2009, $649.2 in share repurchase authorization remains.

7. SUMMARY BY BUSINESS SEGMENT

	Three Months Ended		Six Months Ended
	31 March		31 March
(Millions of dollars)	2009	2008	2009	2008

Revenues from External Customers
Merchant Gases	$870.4	$1,008.7	$1,795.6	$2,010.4
Tonnage Gases	624.6	867.2	1,368.6	1,658.3
Electronics and Performance Materials	332.2	562.1	738.8	1,076.4
Equipment and Energy	128.2	104.7	247.7	205.0

Segment and Consolidated Totals	$1,955.4	$2,542.7	$4,150.7	$4,950.1

Operating Income
Merchant Gases	$156.2	$189.2	$326.7	$389.0
Tonnage Gases	98.0	111.1	206.8	222.2
Electronics and Performance Materials	(11.1)	67.6	13.5	133.6
Equipment and Energy	16.3	10.0	23.3	19.3

Segment Totals	$259.4	$377.9	$570.3	$764.1
Global cost reduction plan	—	—	(174.2)	—
Pension settlement	—	(26.3)	—	(27.7)
Other	1.0	(3.0)	(21.6)	(7.4)

Consolidated Totals	$260.4	$348.6	$374.5	$729.0

	31 March	30 September
(Millions of dollars)	2009	2008

Identifiable Assets (a)
Merchant Gases	$4,518.4	$4,881.6
Tonnage Gases	3,266.0	3,335.4
Electronics and Performance Materials	2,109.8	2,341.0
Equipment and Energy	301.7	300.2

Segment Totals	10,195.9	10,858.2
Other	868.8	775.2
Discontinued Operations	57.7	115.3

Consolidated Totals	$11,122.4	$11,748.7

(a)	Identifiable assets are equal to total assets less investments in and advances to equity affiliates.

RECONCILIATION
NON-GAAP MEASURE
The Company utilizes a non-GAAP measure in the computation of capital expenditures and includes spending associated with facilities accounted for as capital leases. Certain facilities that are built to service a specific customer are accounted for as capital leases in accordance with EITF No. 01-08, “Determining Whether an Arrangement Contains a Lease,” and such spending is reflected as a use of cash within cash provided by operating activities. The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which the Company’s management uses internally to evaluate and manage the Company’s capital expenditures.
Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended		Six Months Ended
	31 March		31 March
(Millions of dollars)	2009	2008	2009	2008

Capital expenditures — GAAP basis	$324.1	$254.0	$617.5	$522.8
Capital lease expenditures under EITF No. 01-08	28.7	61.6	68.2	116.5

Capital expenditures — non-GAAP basis	$352.8	$315.6	$685.7	$639.3

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Media Inquiries:
     Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com.
Investor Inquiries:
     Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.